Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

The TriZetto Group, Inc.

PDM Acquisition Corp.,

Plan Data Management, Inc. and the Representative

dated as of October 26, 2006

Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of October 26, 2006, by and among The TriZetto Group, Inc., a Delaware corporation (“Parent”), PDM Acquisition Corp., a New York corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), Plan Data Management, Inc., a New York corporation (the “Company”), and Stephen B.C. Jackson, in his capacity as representative (the “Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of New York (the “NYBCL”), with the Company to be the surviving corporation of the Merger. Following the Merger, Parent will effect the Sideways Merger;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the DGCL and the NYBCL, as applicable, and their respective charter documents;

WHEREAS, the stockholders of the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the NYBCL and the Company’s charter documents;

WHEREAS, the Merger and the Sideways Merger are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the NYBCL, the Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of the Company in accordance with the DGCL and the NYBCL.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at the date and time selected by Parent; provided that all of the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or waived by the appropriate party; and provided further, that in no event shall the Closing occur later than ten (10) days following satisfaction or waiver of the conditions to Closing, unless the parties hereto agree otherwise. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3. Effective Time of the Merger. At the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New York, in accordance with Section 904 of the NYBCL and (b) take all such other and further actions as may be required by the NYBCL or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger. The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NYBCL.

1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation, as amended, pursuant to the Certificate of Merger, until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7. Tax Treatment. The parties intend that the Merger, together with the Sideways Merger contemplated in Section 7.6, be treated as a reorganization described in the Code. However, neither Parent nor Company makes any representations or warranties to the other or to any security holder of either entity regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free “reorganization” under the Code, or any of the tax consequences of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby to Parent or Company or any security holder of either entity. Each party acknowledges that it is relying solely on its own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.8. Tax Withholding. Parent or any agent of the Parent shall be entitled to deduct and withhold from the purchase price or other payment otherwise payable by it pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld and paid, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid by the Parent.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND MERGER SUB

2.1. Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of holders of the capital stock of Merger Sub or the Company:

(a) Cancellation of Treasury Stock and Stock Owned by Parent; Capital Stock of Merger Sub. All shares of capital stock owned by the Company as treasury stock and all shares of capital stock of the Company owned by Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefore. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of common stock of the Company. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Determination of Merger Consideration. Each issued and outstanding share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the Merger Consideration as follows:

(i) Non-Contingent Payments. On each date specified below, the Company Payees shall be entitled to receive the amount specified below for such date, subject in each case to adjustment pursuant to Sections 2.1(b)(i)(F) and 2.7 below, for a total aggregate payment of up to Thirty Four Million Dollars ($34,000,000) (collectively, such payments constitute the “Non-Contingent Payments”). The Non-Contingent Payments shall be payable by Parent, as follows:

(A) Closing Payment. At Closing Parent shall pay an aggregate of up to Sixteen Million Dollars ($16,000,000) to the Company Payees, each Company Payee to receive its Pro Rata Portion of such amount (the “Closing Payment”); provided that, to the extent the Revenue of the Company for the period from May 1, 2006 through the last day of the last full month prior to the Closing Date (the “Initial Measurement Period”), divided by the number of full months in such Initial Measurement Period and multiplied by twelve (12), is less than ***, the Closing Payment shall be reduced to the product equal to (X) the Closing Payment, multiplied by (Y) a fraction, (1) the numerator of which is the amount of annualized Revenue during the Initial Measurement Period as calculated above, and (2) the denominator of which is ***.

(B) Second Payment. On or before June 30, 2007, Parent shall pay an aggregate of up to Five Million Dollars ($5,000,000) to the Company Payees, each Company

***	Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

Payee to receive its Pro Rata Portion of such amount (the “Second Payment”); provided that, to the extent the Revenue of the Company for the fiscal year ended April 30, 2007 (the “Second Measurement Period”) is less than ***, the Second Payment shall be reduced to the product equal to (X) the Second Payment, multiplied by (Y) a fraction, (1) the numerator of which is the amount of Revenue during the Second Measurement Period, and (2) the denominator of which is ***.

(C) Third Payment. Within sixty (60) days of determining that the Third Revenue Target (as defined below) has been achieved, but in no event earlier than June 30, 2008, Parent shall pay an aggregate of Five Million Dollars ($5,000,000) to the Company Payees, each Company Payee to receive its Pro Rata Portion of such amount (the “Third Payment”). If by October 31, 2008 the Third Revenue Target is not achieved by the Company, then on December 31, 2008 the Parent shall pay to the Company Payees, each in its Pro Rata Portion, a reduced portion of the Third Payment, equal to the product of (X) the Third Payment, multiplied by (Y) a fraction, (1) the numerator of which is the amount of Revenue during the Third Measurement Period (as defined below), and (2) the denominator of which is the Third Revenue Target (as defined below). The “Third Revenue Target” means ***. The “Third Measurement Period” means the period from May 1, 2007 through October 31, 2008.

(D) Fourth Payment. Within sixty (60) days of determining that the Fourth Revenue Target (as defined below) has been achieved, but in no event earlier than June 30, 2009, Parent shall pay an aggregate of Eight Million Dollars ($8,000,000) to the Company Payees, each Company Payee to receive its Pro Rata Portion of such amount (the “Fourth Payment”). If by October 31, 2009, the Fourth Revenue Target is not achieved by the Company, then on December 31, 2009 the Parent shall pay to the Company Payees, each in its Pro Rata Portion, a reduced portion of the Fourth Payment, equal to the product of (X) the Fourth Payment, multiplied by (Y) a fraction, (1) the numerator of which is the amount of Revenue during the Fourth Measurement Period (as defined below), and (2) the denominator of which is the Fourth Revenue Target (as defined below). Notwithstanding the foregoing, in no event shall the aggregate Non-Contingent Payments, when added to the Contingent Payment paid to the Company Payees pursuant to Section 2.1(b)(ii), exceed Forty Two Million ($42,000,000). The “Fourth Revenue Target” means ***. The “Fourth Measurement Period” means the period from May 1, 2007 through October 31, 2009.

(E) Form of the Non-Contingent Payments. Unless otherwise mutually agreed to by Parent and the Representative, fifty percent (50%) of each Non-Contingent Payment shall be payable in cash and fifty percent (50%) shall be payable in shares of Parent Common Stock. For purposes of determining the number of shares of Parent Common Stock to be issued to the Company Payees in connection with the Closing Payment, Parent Common Stock shall be valued at the average of the closing prices of Parent Common Stock as reported on NASDAQ for the twenty (20) trading days ending on October 27, 2006 (the “Deemed Parent Closing Stock Price”), provided, however, that if the average of the closing prices of Parent Common Stock as reported on NASDAQ for the twenty (20) trading days ending on the Closing Date (the “Parent Closing Stock Price”) is higher than the Deemed Parent Closing Stock Price, then the cash portion of the next Non-Contingent Payment shall be reduced by fifty percent (50%) of the product of (i) the difference between the Deemed Parent Closing Stock Price and the Parent Closing Stock Price, times (ii) the aggregate number of shares of Parent Common Stock issued by Parent to the Company Payees at the Closing. For purposes of determining the number of shares of Parent Common Stock to be issued to

***	Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

the Company Payees in connection with the Second Payment, Third Payment and Fourth Payment, Parent Common Stock shall be valued at the average of the closing prices of Parent Common Stock as reported on NASDAQ for the twenty (20) trading days ending on the date five (5) days prior to the applicable payment date specified in Section 2.1(b)(i), provided, however, that if the Third Revenue Target is achieved prior to April 30, 2008, or the Fourth Revenue Target is achieved prior to April 30, 2009, then the value of the Parent Common Stock for purposes of the Third Payment or Fourth Payment, as applicable, shall be calculated using the average of the closing prices of Parent Common Stock as reported on NASDAQ for the twenty (20) trading days ending on the last trading day of the calendar quarter in which the Third Revenue Target or the Fourth Revenue Target, as applicable, is determined to have been achieved. In the event the limit on the payment of cash consideration provided in Section 2.1(c) would limit the amount of cash payable, then the amount of the Non-Contingent Payment that would be limited by the fifty percent (50%) limitation contained in Section 2.1(c) shall be paid in Parent Common Stock.

(F) Adjustment of Per Share Non-Contingent Payment. The per share Non-Contingent Payments assume the full exercise of all outstanding Company Options, should the actual number of shares of Company Common Stock outstanding as of the Effective Time differ, the amount of Non-Contingent Payments payable per share shall be adjusted accordingly; provided, however, that in no event shall the aggregate amount of the Non-Contingent Payment exceed Thirty Four Million Dollars ($34,000,000).

(ii) Contingent Payment.

(A) Contingent Payment. In addition to the Non-Contingent Payments, if during the period from May 1, 2008 through April 30, 2009, the Company recognizes Revenue in excess of ***, Parent shall pay the Company Payees an aggregate amount equal to two times the recognized Revenue during such period in excess of ***, provided, however, that such amount, when added to the Non-Contingent Payments actually paid to the Company Payees pursuant to Section 2.1(b)(i), shall in no event exceed Forty-Two Million Dollars ($42,000,000) (the “Contingent Payment”). If earned, the Parent shall pay to each Company Payee its Pro Rata Portion of the Contingent Payment by no later than June 30, 2009, or, if later, within ten (10) days following the date that the amount of the Contingent Payment has been finally determined.

(B) Form of the Contingent Payment. The Contingent Payment shall be payable upon mutual agreement of Parent and the Representative in either cash or Parent Common Stock, valued at the average of the closing prices of Parent Common Stock as reported on NASDAQ for the twenty (20) trading days ending on the date five (5) days prior to the payment date, provided, however, in the event the limit on the payment of cash consideration provided in Section 2.1(c) would limit the amount of cash payable, then the amount of the Contingent Payment that would be limited by the fifty percent (50%) limitation contained in Section 2.1(c) shall be paid in Parent Common Stock.

(iii) Consideration Statements. On or before (i) May 31, 2007, with respect to the Second Payment, (ii) November 30, 2008, or within thirty (30) days following a request by the Representative, which the Representative may not request more than twice, with respect to the Third Payment, (iii) November 30, 2009, or within thirty (30) days following a request by the Representative, which the Representative may not request more than twice, with respect to the Fourth Payment, and (iv) May 31, 2009, with respect to the Contingent Payment, Parent shall deliver

***	Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

a statement (the “Consideration Statement”) to the Representative setting forth the amount of the Non-Contingent Payment or Contingent Payment, as applicable, and such reasonable detail required to support the calculation of each payment. The Consideration Statement shall be accompanied by a certificate from the Chief Financial Officer of Parent certifying that the Non-Contingent Payment or the Contingent Payment, as applicable, was calculated by Parent in good faith and in accordance with GAAP, unless agreed otherwise under this Agreement. Within ten (10) days following delivery by Parent of each Consideration Statement, the Representative may deliver to Parent a written notice of any objection thereto (a “Dispute Notice”), which Dispute Notice shall contain a reasonably detailed statement of the basis of such objection. If a Dispute Notice is not delivered within such time period, the Consideration Statement delivered by Parent shall be deemed final and binding on all parties. If a Dispute Notice is timely delivered, then the Representative and the Chief Financial Officer of Parent shall negotiate in good faith to resolve any disagreements. If the Representative and the Chief Financial Officer of Parent are unable to resolve all such disagreements within ten (10) days following delivery of the Dispute Notice, then the Arbitrating Accountants shall determine the amount of the Non-Contingent Payment or Contingent Payment, as applicable. The expense of the Arbitrating Accountants shall be paid by Parent and the Company Payees equally, with the half allocable to the Company Payees reducing the Non-Contingent Payment or Contingent Payment, as applicable, payable to such Company Payees. The results of any such determination shall be final and binding on all parties. Following the delivery of each Consideration Statement and continuing during any period of dispute, the Representative and his agents and advisors shall have reasonable access to the working papers and books and records of Parent, the Company, and their respective representatives relating to the subject of the Consideration Statement.

(c) Limits on Payment of Cash Consideration. Except as set forth in Section 2.1(d), in no event shall the total amount of cash to be paid by Parent as a component of the Merger Consideration, including cash paid pursuant to Sections 2.2 and 2.3, exceed fifty percent (50%) of the total of all Merger Consideration, valuing each share of Parent Common Stock for this purpose at its fair market value on the date each share is payable hereunder, which fair market value shall be the closing price of Parent Common Stock as reported on NASDAQ on the trading day immediately preceding the payment date (the “Parent Share Value”). The forgoing adjustments for purposes of this Section 2.1(c) shall be applied in a manner such that the sum of (x) the total cash payable in exchange for each share of Company Common Stock and (y) the product of the number of shares of Parent Common Stock to be issued in exchange for each share of Company Common Stock, multiplied by the applicable Parent Share Value with respect to such shares shall be equal to the amount of such sum in the absence of any adjustments under this Section 2.1(c). In the event of the perfection of the rights set forth in Section 2.2, Parent shall: (i) estimate the fair market value of all such Dissenting Shares (as that term is defined in Section 2.2) and withhold from the cash component of the Non-Contingent Payments an amount equal to such estimate of fair market value; and (ii) reallocate to the Parent Common Stock component of the Non-Contingent Payments, the number of shares of Parent Common Stock that such Dissenting Shares would have had the right to convert into pursuant to the payment of the Merger Consideration had such dissenting rights not been perfected.

(d) Limit on Number of Shares of Parent Common Stock. Notwithstanding the foregoing provisions, in no event will Parent issue shares of Parent Common Stock to the extent that such issuance would require stockholder approval under applicable NASDAQ Marketplace Rules, as determined in the sole discretion of Parent or as directed by NASDAQ. To the extent the number of shares issuable to the Company Payees is limited, Parent at its sole discretion shall either (i) seek stockholder approval, or (ii) pay the remaining portion of the Non-Contingent Payments and the Contingent Payment in cash, without regard to the limitation set forth in Section 2.1(c), provided that in the event of a Change of Control, the Company shall be paid the remaining portions of the Non-Contingent Payments and Contingent Payments payable after the Change of Control in cash.

(e) Consideration Allocations. As an inducement to cause Stephen B.C. Jackson to approve the Merger and the transactions contemplated by this Agreement, the parties hereby agree that the Merger Consideration payable to Mr. Jackson shall be attributed as follows: (a) the cash portion of the Merger Consideration, to the extent available, shall be attributed to the 1,200,000 shares of common stock held by Mr. Jackson and evidenced by certificate number 100, and (b) the equity portion of the Merger Consideration, to the extent available, shall be attributed to the 1,200,000 shares of common stock held by Mr. Jackson and evidenced by certificates numbers 101 and 102.

2.2. Dissenting Shares

(a) Notwithstanding anything to the contrary in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Company Stockholder who has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the NYBCL, as applicable, and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the NYBCL. In the event of the perfection of the rights set forth in this Section 2.2, Parent shall withhold from the cash component of the Merger Consideration an amount equal to the amount set forth in Section 2.1(b)(i) for such Company Stockholder Shares. Any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the NYBCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the NYBCL, relating to the appraisal process received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL, with the participation of the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.3. Fractional Shares. No fractional shares of Parent Common Stock shall be issued, but in lieu thereof each Company Payee, who otherwise would be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder), shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, times the closing price for Parent Common Stock on the trading day prior to Closing.

2.4. Treatment of Company Options. The Company shall take all action necessary or required under the Company Option Plan and the option agreements representing the Company Options (the “Option Agreements”) to (i) fully accelerate the vesting of all Company Options effective as of immediately prior to the Effective Time; (ii) cause such Company Options to be exercised, and if not exercised terminated, effective as of immediately prior to the Effective Time; and (iii) terminate the Company Option Plan effective as of immediately prior to the Effective Time.

2.5. Merger Consideration Certificate. The capitalization of the Company, including outstanding Company Options and the terms thereof, immediately prior to the Effective Time shall be set forth on a certificate to be delivered by the Company to the Parent at Closing (the “Merger Consideration Certificate”). Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with payment of the Merger Consideration. Should the actual number of shares of Company Common Stock or Company Options outstanding as of the Effective Time differ from that set forth on the Merger Consideration Certificate, the amount of Merger Consideration payable per share shall be adjusted accordingly.

2.6. Exchange of Certificates.

(a) Intentionally Omitted.

(b) Company Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (individually, a “Certificate” and collectively, the “Certificates”), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Parent Common Stock constituting the Merger Consideration and cash (both in lieu of fractional shares and as a component of the Merger Consideration). Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock constituting the Merger Consideration, the cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock constituting the Merger Consideration, any cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, may be paid and issued to a transferee if the Certificate representing such Company Common Stock is presented to Parent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article 2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.6. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Stock. As of the Effective Time the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Company Common Stock, as contemplated hereby, or pursuant to Section 2.2. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.6.

2.7. Working Capital and Cash Adjustments.

(a) Final Working Capital Amount; Final Cash Amount; Adjustments. Within thirty (30) days following the Closing, Parent will provide the Representative with its calculation of the Working Capital of the Company as of the Effective Time (the “Final Working Capital Amount”) and the Cash Balance of the Company as of the Effective Time (the “Final Cash Balance”). (i) To the extent that the Final Working Capital Amount as finally determined pursuant to Section 2.7(b) exceeds the Target Working Capital Amount, the Merger Consideration shall not be increased, (ii) to the extent that the Final Cash Balance as finally determined pursuant to Section 2.7(b) exceeds $1,000,000, the Merger Consideration shall be increased dollar for dollar, plus interest on the amount of such increase at the then Applicable Federal Rate, and (iii) if (A) the Final Working Capital Amount as finally determined pursuant to Section 2.7(b) is less than the Target Working Capital Amount or (B) the Final Cash Balance as finally determined pursuant to Section 2.7(b) is less than $1,000,000 the Merger Consideration shall be decreased dollar for dollar to the extent of such deficiencies, if any, in the aggregate, plus interest on the amount of such decrease at the then Applicable Federal Rate accrued from the Closing Date. The amount of any increase in the Merger Consideration shall be payable to the Company Payees on June 30, 2007. The amount of any decrease in the Merger Consideration shall be set off against the Non-Contingent Payment payable on June 30, 2007 and to the extent the deficiency is greater than the Non-Contingent Payment payable on June 30, 2007, shall be set-off against subsequent Non-Contingent Payments or the Contingent Payment (any such set-off being the “Adjustment”).

(b) Review of Adjustment. The Representative shall have thirty (30) days to review the Parent’s calculation of the Final Working Capital Amount and the Final Cash Balance.

Parent’s calculation of the Final Working Capital Amount the Final Cash Balance and the Adjustment shall be final and binding upon Parent and the Representative unless the Representative shall dispute the same in writing within such thirty (30) day period. The Representative may dispute the Parent’s calculation of the Final Working Capital Amount, the Final Cash Balance and the Adjustment by specifying in reasonable detail the nature of the disagreement, the basis for such disagreement and its calculation of the Final Working Capital Amount, Final Cash Balance and the Adjustment. In the event the Representative so notifies Parent in writing within such thirty (30) period of any such dispute, Parent and the Representative shall attempt to resolve all such disputes, and the Adjustment shall be adjusted to reflect any such resolution. If Parent and the Representative are unable to resolve all such disputes within fifteen (15) days after such notification, then the matters still in dispute shall be submitted an accounting firm mutually acceptable to Parent and the Representative and if Parent and the Representative are unable to agree on the choice of an accounting firm, then the accounting firm will be a “big-four” accounting firm (or a successor) selected by lot (the “Arbitrating Accountants”); provided however, that any accounting firm that provides services to Parent or an Affiliate shall not qualify for such selection. The Arbitrating Accountants shall resolve all remaining points of disagreement with respect to the Adjustment, which resolution shall be final and binding upon Parent and the Representative, with no right of appeal, and the Adjustment shall be adjusted to reflect any such resolution; provided, however, that the Arbitrating Accountants may only consider those matters identified by Parent and the Representative to be in dispute and may only determine the Adjustment to be an amount equal to the amount proposed by Parent, the amount proposed by the Representative or some amount within the range of the amounts proposed by Parent and the Representative. All fees of the Arbitrating Accountants shall be paid by the party that proposed the Adjustment furthest from the Adjustment determined by the Arbitrating Accountants.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Merger Sub and Newsub that, except as set forth in the disclosure schedules delivered by the Company to Parent (the “Company Disclosure Schedule”) which have been provided to Parent prior to the date hereof:

3.1. Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Parent true and correct copies of the Certificate of Incorporation and Bylaws of the Company. Copies of the minute books containing the records of meetings of the stockholders and the board of directors of the Company have been made available to Parent. The Company is not in default under or in violation of any provision of its governing documents. All corporate decisions of the board of directors and the Company

Stockholders in general meetings of the Company have been made in accordance with the Company’s governing documents and applicable law in force at the time such decisions were made.

3.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. Upon the execution and delivery by the Company, each of the Transaction Documents will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and the Company Stockholders, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company, or Order of any Governmental Authority or arbitrator to which the Company or any of its assets are subject, (iii) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Material Contract or otherwise cause any Person to terminate a material relationship with the Company that would have a Material Adverse Effect; or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets of the Company that would have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.2(c), the Company is not or will not be required to give any notice to or obtain any consent from any Governmental Authority or from any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise

3.4. Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares, of which 1,000,000 are designated as shares of Preferred Stock, and 24,000,000 are designated as shares of Common Stock. As of the date of this Agreement, there are outstanding (i) 3,600,000 shares of Common Stock, (ii) no shares of Preferred Stock, and (ii) Company Options to purchase an aggregate of 436,500 shares of the Company’s Common Stock, of which 380,500 have been issued pursuant to the Company’s Option Plan and 56,000 have been issued outside the Option Plan.

400,000 shares of the Company’s Common Stock, inclusive of the 380,500 issued, have been reserved for issuance pursuant to the Company’s Option Plan.

(b) All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.4, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options, restricted stock, stock appreciation rights, other stock based compensation awards or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

(c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for Company Stock having the right to vote) on any matters on which stockholders of the Company may vote.

(d) All of the Company Stock was issued or granted in compliance with all applicable federal and state securities laws.

(e) There are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Company Stock. The Company is not obligated to issue or repurchase any shares of Company Stock for any purpose and no Person has entered into any Contract (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares or other securities of the Company, whether now or in the future.

3.5. Financial Statements.

(a) Attached as Schedule 3.5(a) are true and complete copies of (i) reviewed consolidated balance sheets of the Company as of April 30, 2005 and 2006 and the related reviewed consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, including in each case the notes thereto, together with the report of BDO Seidman LLP, independent certified public accountants, and (ii) an unaudited consolidated balance sheet of the Company (the “Interim Balance Sheet”) as of September 30, 2006 (the “Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in shareholder’ equity and cash flows for the five (5) months then ended (collectively, the financial statements referred to in clauses (i) and (ii) are the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the consolidated financial condition and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Company as at the respective dates of and for the periods referred to in the Company Financial Statements. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles for financial reporting in the United States (“GAAP”) applied on a consistent basis, except as noted therein, and, in the case of unaudited financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments. The Company Financial Statements have been prepared from the books and records of the Company.

(b) Except as set forth in Schedule 3.5(b), the Company does not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than (i) liabilities and obligations disclosed on the Interim Balance Sheet; and (ii) liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Since May 1, 2005, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of the Company or any of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting practices. Since May 1, 2005, (i) there have been no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; and (ii) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting have been reported to the Company’s Board of Directors and the Company’s external auditors, and any such reports are identified in Schedule 3.5(c). To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements involving the management of the Company or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) To the Company’s Knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Governmental Authority having jurisdiction over the Company or any part of its operations. To the Company’s Knowledge, neither the Company, nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(e) During the periods covered by the Company’s Financial Statements, the Company’s external auditor was independent of the Company and its management. For purposes of this Section 3.5(e), “independent of the Company and its management” shall mean that the Company and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the SEC and any regulatory body claiming jurisdiction over the accounting profession as if the Company were an issuer with a class of securities registered pursuant to the Exchange Act during the periods covered by the Company Financial Statements.

(f) Schedule 3.5(f) sets forth any and all reports by the Company’s external auditors to the Company’s Board of Directors, or any committee hereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies, internal control over financial reporting, significant accounting estimates or judgments, alternative accounting treatments and any required communications with the Company’s Board of Directors, or any committee thereof, or management of the Company.

(g) The Company has delivered to Parent the Company Projections. The Company Projections were prepared in good faith based upon assumptions that were reasonable as of the date of such financial projections and the Company does not have Knowledge of any facts or circumstances that would be reasonably likely to cause such assumptions to be incorrect, except as set forth on Schedule 3.5(g). The assumptions applied in preparing the Company Projections were reasonable to management as of the date thereof; however, there is no assurance that these assumptions will prove to be valid or that the objectives set forth in the Company Projections will be achieved.

3.6. Absence of Certain Changes. Except as set forth in Schedule 3.6, since May 1, 2006, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been any:

(a) event, occurrence or development of a state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on the Company (other than adverse effects arising from the execution and performance of this Agreement or changes in general economic conditions) or any event, occurrence or development which would have a Material Adverse Effect on the ability of the Company to consummate the Merger;

(b) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in the Company;

(c) split, combination, re-classification of any Company Stock or any amendment of any term of any outstanding security of the Company;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any Asset or any Tax liability other than in the ordinary course consistent with past practices;

(f) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company of any Contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(g) change in any method of accounting, method of tax accounting or accounting practice by the Company, except for any such change that is consistent with GAAP or required by reason of a concurrent change in GAAP;

(h) (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company in excess of $5,000, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than salary increases, or payment of bonuses in the ordinary course of business for employees other than officers and directors), (v) the declaration or payment of any bonuses or year-end payments to any current or former directors, officers or employees of the Company except in the ordinary course of business, or (vi) establishment, adoption, or amendment (except as required by applicable Law), of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company except in the ordinary course of business;

(i) labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j) tax election, tax protest, jeopardy assessment or any settlement of tax liability;

(k) asset acquisition or expenditure in excess of $25,000 individually or $50,000 in the aggregate, other than in the ordinary course of business;

(l) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(m) write-offs in excess of $10,000 or write-downs in excess of $10,000 of any Assets of the Company;

(n) creation, termination or amendment of, or waiver of any right by the Company under, any Material Contract of the Company;

(o) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(p) loan to or other extension of credit to any Company Employee or increase the aggregate amount of any loan outstanding to any Company Employee; or

(q) an agreement or commitment to do any of the foregoing.

3.7. Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.7(b) lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license to use (the “Company Leased Real Property”), and (ii) each agreement under which the Company leases or otherwise has the right to use any Company Leased Real Property, listing, with respect to each such agreement, the date of the agreement and any amendments thereto, the names of the parties to the agreement, the addresses of the Company Leased Real Property, the annual and per month rental obligations of the Company and any other expenses or payments required to be paid or actually paid in connection with the Company Leased Real Property during fiscal year 2005 or the eight month period ended August 31, 2006. Except as set forth in Schedule 3.7(b), the Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company Leased Real Property conforms to all applicable fire, safety, zoning and building laws and ordinances, and other applicable Laws, and (ii) there are no pending or, to the Knowledge of the Company, threatened eminent domain, condemnation or other Proceedings affecting the Company Leased Real Property that would result in the taking of all or any part of the Company Leased Real Property or that would prevent or hinder the continued use of the Company Leased Real Property as currently used in the conduct of the Company’s business.

3.8. Tangible Personal Property.

(a) The Company has good and marketable title to, free and clear of all Liens other than Permitted Liens, or a valid right to use, all material machinery, equipment and tangible personal property used or held for use in connection with the Company’s business (including all tangible personal property reflected in the Interim Balance Sheet or acquired since the Interim Balance Sheet Date).

(b) All furniture, fixtures, vehicles, computer systems, equipment, and other tangible personal property owned or leased by the Company and used in its operations (collectively, the “Equipment”) are in good operating condition (ordinary wear and tear excepted) and repair. Such personal property is not held other than in the possession of the Company. Schedule 3.8(b) is a true and correct copy of the Company’s depreciation schedule which it maintains in the ordinary course of business relating to its Equipment and which identifies items of Equipment which have a value in excess of $10,000.

3.9. Taxes.

(a) Except as set forth in (or resulting from matters set forth in) Schedule 3.9 of the Company Disclosure Schedule:

(i) the Company has prepared and timely filed with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed on or before the Effective Time (collectively the “Returns”), taking into account any extension of time to file granted to or obtained on behalf of the Company;

(ii) all Taxes required to be paid by the Company have been timely paid in full to the proper authorities, other than such Taxes against which adequate reserves have been made in the Company’s books and records;

(iii) all deficiencies resulting from jeopardy assessments and/or Tax examinations of income, sales and franchise and all other Returns filed by the Company in any jurisdiction in which such Returns are required to be so filed and which are due or payable on or before the date hereof have been paid and the Company has not received notice of any claim by any authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction;

(iv) no deficiency has been asserted or assessed against the Company which has not been satisfied or otherwise resolved, no examination of the Company is pending or, to the Knowledge of the Company, threatened for any Tax by any taxing authority and there is no dispute or claim concerning any Tax liability of the Company either claimed by any taxing authority in writing, or to the Knowledge of the Company, reasonably expected to be claimed;

(v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Return has been requested;

(vi) all Returns filed by the Company are correct and complete in all respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

(vii) no Company Asset is subject to a lien for Taxes;

(viii) the Company has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes. The Company has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise

(ix) the Company has not: (A) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax Law, or (B) received approval to make or agreed to a change in accounting method;

(x) no Company Asset is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; the Company has not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; and the Company is not a party to any joint venture, partnership, or other similar arrangement;

(xi) the Company has not entered, nor does it plan to enter into, any related party transactions;

(xii) the Company has made timely payments of the Taxes required to be deducted and withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(xiii) the Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement;

(xiv) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv) the Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder;

(xvi) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and

(xvii) the Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(b) The Company is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code, or (iii) the payment of any amounts not deductible by the Company, in whole or in part, by reason of Section 162(m) of the Code.

3.10. Employees.

(a) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations representing any of the employees of the Company. Since January 1, 2006, the Company has not experienced any organized slowdown, work interruption strike or work stoppage by their employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company.

(b) The Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended, except for any such non-compliance that would not have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.10(c), the Company is not a party to any employment, non-competition or severance contract or agreement with any employee of the Company.

(d) Except as set forth on Schedule 3.10(d), to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her, or their employment or relationship with the Company, other than in connection with the transactions contemplated by this Agreement.

(e) Schedule 3.10(e) sets forth a complete and accurate list of the name of each officer and employee of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has not received notice, nor does it have Knowledge, that any such person will or may cease to be engaged by the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement.

3.11. Employee Benefits.

(a) Schedule 3.11(a) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or with respect to which the Company otherwise has any liabilities or obligations (the “Benefit Plans”).

(b) With respect to each of the Benefit Plans, the Company has made available to Parent complete copies of each of the following documents; (i) a copy of all documents evidencing each Benefit Plan (including any amendments thereto); (ii) a copy of the Form 5500 and annual report, if any, required under ERISA or the Code for each of the three most recent plan years; (iii) a copy of the most recent summary plan description, if any, required under ERISA; (iv) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification and advisory letters received from the Internal Revenue Service with respect to each such plan; (v) if the Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of plan assets and liabilities for such plan; (vi) the three most recent plan years discrimination tests (if any) for each Benefit Plan; and (vii) a written description of each Benefit Plan that is not in writing and written descriptions of all non-written agreements relating to the Benefit Plans.

(c) No Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA or similar rights under state law.

(d) None of the Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(e) Each Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws, other than any such non-compliance that would not have a Material Adverse Effect. Neither the Company, nor to the Company’s Knowledge, any other Person, has engaged in any transaction with respect to any Benefit Plan that would be reasonably likely to subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws that would have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(f) Except as set forth in Schedule 3.11(f), the consummation of the transactions contemplated hereby will not result in an increase in or accelerate the vesting of any of the benefits available under any Benefit Plan.

(g) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Benefit Plan by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits). To the Knowledge of the Company, no examination or audit of any Benefit Plan by any Governmental Authority is currently in progress or threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

3.12. Compliance with Laws. Except as set forth in Schedule 3.12, (i) the Company is, and has been, in compliance in all material respects with all applicable Laws, and (ii) the Company has not received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any applicable Law (excluding, for purposes of clause (i) and clause (ii) of this Section 3.12, the Company’s (a) compliance with the Code and other Laws regarding Tax matters, which is covered under Section 3.9, (b) compliance with ERISA and other Laws regarding employee benefit matters, which is covered under Section 3.11, and (c) compliance with Environmental Laws, which is covered under Section 3.15).

3.13. Governmental Authorizations. Schedule 3.13 contains a true and complete list and summary description of each authorization, license, or permit issued or granted by or under the authority of any Governmental Authority or pursuant to any Law (but specifically excluding any general business licenses) (the “Governmental Authorizations”) that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. The Company has made available to Parent copies of all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company is, and has been, in compliance in all material respects with all such Governmental Authorizations. Except as set forth in Schedule 3.13, the Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to any such Governmental Authorization, other than, in either such case, any non-compliance, violations, revocations, suspensions, cancellations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect. The Governmental Authorizations listed in Schedule 3.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted, except where the absence of any Governmental Authorizations, individually or in the aggregate, would not have a Material Adverse Effect. No loss or expiration of any Governmental Authorization is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

3.14. Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.14(a), there are no claims, actions, suits proceedings or, to the Knowledge of the Company, investigations, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (a “Proceeding”) pending or, to the Knowledge of the Company, threatened by or against the Company (or against any of its officers, directors, agents or employees (in each case, in their capacity as such)) or that otherwise relate to the Company’s business or that would be reasonably likely to adversely affect or restrict the Company’s ability to consummate the transactions contemplated by the Agreement. Except as set forth in Schedule 3.14(a), to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.

(b) Except as set forth in Schedule 3.14(b), there are no Orders outstanding or, to the Knowledge of the Company, threatened, against it.

3.15. Environmental Matters.

(a) The Company is and has been in compliance with all Environmental Laws, except where any such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the Knowledge of the Company, there has not been any emission, disposal, discharge or other release of any Hazardous Materials from any Leased Property or, during the period of the Company’s ownership or lease thereof, from any property formerly owned or leased by the Company.

(b) The Company has not received any citation, notice or other communication in writing from regarding any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law. There are no Orders or Proceedings pending or, to the Knowledge of the Company, threatened, against the Company relating to any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law.

(c) The Company, neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d) None of the following exists at any property or facility owned, occupied, or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(e) The Company has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or “Released” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) pursuant to the conduct of its business any substance (including, without limitation, any Hazardous Materials) or owned, occupied, or operated any facility or property used in the conduct of its business, so as to give rise to liabilities of the Company for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental Laws, except to the extent in compliance with Environmental Laws.

(f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties or facilities used in the conduct of the Company’s business, or operations of the Company in the conduct of its business shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Laws, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage, or natural resources damage.

(g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person in connection with the conduct of its business relating to any Environmental Laws.

3.16. Illegal Payments. In the conduct of its business, neither the Company nor, to the Knowledge of the Company, any other Person has, directly or indirectly, on behalf of or with respect to the Company, engaged in any transaction or made or received any payment which was not properly recorded in the books and records of such entity, including any unrecorded or misrecorded payment to any insurance agent, adjuster or such other third party which reasonably could be construed to be an unlawful kickback, referral fee or similar payment.

3.17. Insurance. Schedule 3.17 contains a true and complete list of (a) all policies of property, fire and casualty, products liability, workers’ compensation, and other forms of insurance under which the Company is an insured or beneficiary as of the date hereof and (b) all claims under such policies exceeding, on an individual basis, $100,000, since January 1, 2005. All such policies are in full force and effect, no notice of default termination has been received in respect thereof, and all premiums due thereupon have been paid. Such policies, taken together, comply with applicable Laws. The consummation of the transactions contemplated by this Agreement will not affect the costs, premiums or insurance-related ratings under the foregoing insurance policies. True and complete copies of such insurance policies have been made available to Parent.

3.18. Material Contracts; No Defaults.

(a) Schedule 3.18(a) lists each of the following contracts and agreements to which the Company is party or is bound as of the date hereof, excluding the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b) (such contracts and agreements, together with the agreements disclosed in Schedule 3.7(b), Schedule 3.10(c) and Schedule 3.19(b), the “Material Contracts”):

(i) any contract or agreement or group of related contracts or agreements of the Company having a value per contract, or involving payments by or to the Company, of at least (x) $50,000 on an annual basis, or (y) $100,000 in the aggregate;

(ii) any contract or agreement with a Material Customer (as defined in Section 3.24);

(iii) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(iv) any contract or agreement requiring capital expenditures after the date hereof in the aggregate amount of at least $100,000;

(v) any contract or agreement involving the sale of any assets of the Company, or the acquisition of any assets of any Person by the Company (whether by merger, sale of stock, sale of assets or otherwise), in either case, for consideration of at least $100,000;

(vi) any note, indenture, loan agreement, credit agreement, financing agreement, or other evidence of indebtedness relating to the borrowing or loaning of money by the Company of at least $50,000, any guaranty made by the Company in favor of any Person guarantying obligations of at least $50,000, any letter of credit issued for the account of the Company under which the Company has obligations of at least $50,000, or any agreement pledging or placing a Lien on any material asset of the Company;

(vii) any contract or agreement with any Governmental Authority;

(viii) any contract or agreement containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix) any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(x) any contract relating to the employment or severance of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or other affiliates of the Company;

(xi) any lease or agreement under which the Company is the lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company;

(xii) any assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Company Intellectual Property);

(xiii) any brokers or finders agreements; and

(xiv) each amendment, supplement and modification in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.18(b):

(i) Each Material Contract (A) is in full force and effect, and (B) is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

(ii) Neither the Company, nor to the Knowledge of the Company, any other party to any Material Contract, is in material breach of or default under any Material Contract.

(iii) The Company has not given to, or received from, any other party to any Material Contract, any written or verbal notice or other written communication regarding any actual or alleged breach of, default under or dispute regarding any Material Contract by the Company or any other party to such Material Contract.

(iv) The Company has not received from any other party to any Material Contract, any written or verbal notice or other written communication that such party intends to terminate such Material Contract, and, to the Knowledge of the Company, each other party to each

Material Contract intends to renew such contract at the conclusion of the current term of such contract.

(v) No event has occurred that, with the passage of time or the giving or notice or both would result in a material default or breach by the Company or, to the Knowledge of the Company, any other party under any Material Contract.

(vi) The transactions contemplated by this Agreement shall not result in a breach of or default under any Material Contract or otherwise cause any Material Contract to cease to be binding and enforceable against the Company, and to the Knowledge of the Company, the other party thereto, and in full force and effect on substantially identical terms following the Closing.

(vii) True and complete copies of the Material Contracts, any proposed contract or agreement with a prospective customer, and any proposed amendment, supplement or modification to an existing Material Contract have been made available by the Company to Parent. Schedule 3.18(c) contains an accurate and complete description of all material terms of all oral contracts referred to herein.

3.19. Intellectual Property.

(a) Schedule 3.19(a) contains a true and complete list of the following categories of intellectual property owned or licensed by the Company (the “Company Intellectual Property”): (i) all registered patents and pending patent applications, including continuations, continuations-in-part, divisions, substitutes, reissues, reexaminations or extensions thereof (the “Patents”); (ii) all registered trademarks and service marks, and pending applications therefor (the “Marks”); (iii) all registered copyrights, and applications therefor (the “Copyrights”); (iv) all names, trade names, logos, trade dress and assumed names; (v) all rights in Internet web sites and Internet domain names; and (vi) all computer Software (excluding off-the-shelf software components licensed to the Company pursuant to nonnegotiable standard form, mass-market or “shrink wrap” licenses), in each case listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located, (D) the application or registration number, (E) filing date, and (F) whether such Company Intellectual Property is owned or licensed. The Company Intellectual Property shall also include (i) all inventions, discoveries, processes, formulae, designs, methods, techniques, procedures concepts, developments, technology, and know how, whether or not patented or eligible for patent protection, (ii) copyrights, including, but not limited to, computer applications, programs, databases and related items, that have not been registered or for which applications therefor have not been filed, and (iii) Trade Secrets, as defined below, developed or used by the Company in connection with its business.

(b) Schedule 3.19(b) contains a true and complete list of agreements and contracts under which the Company licenses the Company Intellectual Property (as a licensor or licensee). The Company either owns, free and clear of all Liens other than Permitted Liens, or holds under a legally enforceable license, all of the Company Intellectual Property used by the Company. The Company has the right to use without payment to a third party all of the Company Intellectual Property, other than any payment required under any agreement listed in Schedule 3.19(b). The Company has made available to Parent true, correct and complete copies of all documents embodying such licenses.

(c) Except as set forth in Schedule 3.19(c), all Patents, Marks and Copyrights are in compliance in all material respects with all formal Laws (including the payment of any maintenance fees) and are valid and enforceable. The Company has taken all commercially reasonable actions to maintain the Company Intellectual Property.

(d) There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company asserting that the use of the Company Intellectual Property by the Company infringes upon or misappropriates any Intellectual Property rights of any Person.

(e) The Company has not misappropriated any Trade Secrets of any other Person. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of its Trade Secrets. For purposes of this Agreement, “Trade Secrets” mean any know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, or blueprints.

(f) Except as set forth on Schedule 3.19(f), (i) the Company owns and possesses free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Company Intellectual Property necessary for the operation of its business as currently operated; (ii) the Company has not received any notice or allegation of invalidity, infringement, or misappropriation from any third party with respect to any such Intellectual Property rights; (iii) the Company has not, in connection with its business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third parties; and (iv) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property.

(g) All employees of the Company who are retained by Parent following the Closing shall be free to disclose to Parent and its employees, advisors, agents and representatives (to the extent permitted by Parent), and to use in connection with their employment, all information known to such employee relating to the Company’s business and the Company Intellectual Property relating to such business.

(h) Except as set forth in Schedule 3.19(h), (i) all current and former employees of the Company and (ii) all independent contractors and consultants of the Company who have had access to proprietary information of the Company have entered into confidentiality, invention assignment and proprietary information agreements with the Company in substantially the forms made available to Parent. To the Knowledge of the Company, no employee, independent contractor or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Order of any Governmental Authority, or is subject to any other restriction that would interfere with his or her duties to the Company. To the Knowledge of the Company, the carrying on of its business by the employees, independent contractors and consultants of the Company and the conduct of the Company’s business as presently conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants of the Company is now obligated. Except as set forth in Schedule 3.19(h), the Company is not utilizing nor will it be necessary to utilize in connection with the Company’s business (i) any inventions of any independent contractors or consultants, or confidential information (including Trade Secrets) of a third party to which any independent contractors or consultants have been exposed, and (ii) any inventions of any employees of the Company made, or any confidential information (including Trade Secrets) of a third party to which such employees were exposed, prior to their employment by the Company, in each case excluding any of the foregoing inventions or confidential information that have been duly assigned in writing to the Company or that are being utilized by the Company in accordance with the terms of a license granted to the Company in a written agreement. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any of the Company Intellectual Property rights was any developer, inventor or other contributor to such Company Intellectual Property rights operating under any grants from any governmental entity or private source, performing research sponsored by any governmental entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could adversely affect the rights of the Company in such Intellectual Property.

(i) Except as set forth in Schedule 3.19(i), none of the proprietary Software of the Company or any Software licensed to the Company to which the Company has made modifications, including customizations, or any portion thereof (“Company Proprietary Software”) contains, is based on or derived from, was developed using or with reference to, or is distributed or linked (statically or dynamically) with any Open Source Software. None of the Company Proprietary Software (or any portion, code or version thereof or rights thereto) is required or will be required to be licensed, distributed or otherwise made available under any terms and conditions applicable to such Open Source Software.

(j) The Company has not (i) modified, customized or otherwise enhanced the ACG Software licensed to the Company pursuant to that certain Integrator Agreement dated January 24, 2004, as amended, by and between DST Health Solutions, Inc. and the Company (the “ACG Software”), or (ii) incorporated or otherwise integrated any code from the ACG Software into the Company’s Products including, without limitation PDM Decision or e*Data Mod 2. The ACG Software and the Company’s Products operate functionally independently and the only logical “integration” between these products is in the form of a request to process data (sent from the Company’s Software to the ACG Software) that creates an ASCII text file as a result of the performance of the requested operation by the ACG Software (in the form of member level scores and metrics and related data output) which ASCII text file is then retrieved and processed by the Company’s Software.

3.20. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.20 or reflected on the Company Financial Statements, the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted and whether or not required to be recorded as a liability under GAAP) arising out of or relating to the operation of its business at or before the Closing. The Company does not have any obligation or liability which will become due as a result of the consummation by the Company of the transactions contemplated by the Agreement.

3.21. Health Insurance Portability and Accountability Act of 1996 as amended (HIPAA). Except as set forth on Schedule 3.21, the Company has in effect agreements with its customers that satisfy the requirements of 45 C.F.R. §164.504(e) or §164.532(e), and the Company is not on notice of an allegation of material breach under any such agreements. The Company has not received any written notice or other written communication from any Person regarding any improper use or disclosure by the Company or affiliate of any individually identifiable health-related information. The Company has had in place continuously since October 11, 2006 HIPAA policies and procedures that are described in Schedule 3.21 and since October 11, 2006 a compliance officer who has been responsible for maintaining compliance under state and federal law for all necessary protection of patient specific information. The Company has complied with state and federal patient privacy law, including but not limited to HIPAA.

3.22. Medicare and Medicaid Statutes Compliance. Neither the Company nor any of its officers, directors or Affiliates, have engaged in any activities which are prohibited under the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal CHAMPUS statute, the Federal False Claims Act (31 U.S.C. § 3729), the regulations promulgated pursuant to such federal statutes, or related state or local statutes or regulations including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed, or (ii) false or fraudulent; (d) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, which intent to fraudulently secure an such benefit or payment; (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or (f) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3). Neither the Company nor any of its officers, directors or Affiliates have engaged in practices which have illegally or improperly shifted responsibility for payment for patient health care services from any of the Company’s business clients to any state or federal government payment program. No notice has been received from any client, state or federal agency or any other third party of an action, investigation or inquiry concerning illegal or improper cost shifting.

3.23. Customers. Schedule 3.23 sets forth a true and complete list of each of the customers of the Company (by volume in dollars of sales to such customers) for the twelve-month period immediately preceding the Interim Balance Sheet Date (the “Material Customers”), and the amount of revenues accounted for by such customers during such period. None of such Material Customers has given notice to the Company that it intends to cease doing business with the Company, nor does the Company have Knowledge of any fact or circumstance that could cause any Material Customer to reduce or cease its relationship with the Company.

3.24. Transactions with Related Persons. Except as set forth in Schedule 3.24, (i) no stockholder, member, director or officer of the Company (any such individuals, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with the Company other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by the Company in the current conduct of its business.

3.25. Brokers or Finders. Except as set forth in Schedule 3.25, the Company has not incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

3.26. Accounts Receivable. All accounts receivable that are reflected on the Company Financial Statements or on the accounting records of the Company (the “Accounts Receivable”) as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable constitute only valid claims. Unless paid prior to the Closing Date, all of the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice), and either have been, or will be, collected in full, without any recoupment or setoff within ninety (90) days after the day upon which they become due and payable. The Company has not received any written notice of any account debtor’s assertion of any defense to payment or right of recoupment or setoff with respect to any of the Accounts Receivable, and there is no contest, claim, or right of recoupment or setoff other than returns in the ordinary course of business, under any contract or agreement with any debtor under any Account Receivable relating to the amount or validity of such Account Receivable.

3.27. Securities Law Compliance. The offer, sale and issuance of the Parent Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of any such exemption. The Company has advised the Company Payees that the Parent Common Stock is being offered and sold to the Company Payees in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying upon the truth and accuracy of the Company’s representations, warranties, agreements, acknowledgments and understandings set forth herein. The Company has distributed to each Company Payee a copy of Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, and each Quarterly Report filed by Parent thereafter.

3.28. Disclosure. None of the representations and warranties of the Company set forth in this Article 3 (or the Schedules attached hereto) (i) contains any untrue statement of a material fact or (ii) omits to state a material fact required to be stated therein or necessary in order to make the statements contained in such representation or warranty, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.2. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent and Merger Sub, and have been duly authorized by all necessary corporate action. This Agreement and the Merger have been duly authorized by all necessary corporate action of the Parent and Merger Sub in accordance with the DGCL and NYBCL.

(b) The board of directors of each of Parent and Merger Sub, at a meeting duly called and held, have each (i) determined that this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of their respective stockholders, and (ii) approved and adopted this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger), which approval satisfies in full any applicable requirements of the DGCL and NYBCL.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement constitutes, and the Transaction Documents to be executed and delivered will constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally or by general equitable principles.

4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.2(c), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the requirements, if any, of U.S. Federal and state securities laws and NASDAQ and except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree or Law applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or Defaults which would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger.

4.4. No Prior Activities. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

4.5. Banking and Finders’ Fees. Except as set forth on Schedule 4.5, there is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or any of the Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.

4.6. Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, if and when issued, be duly authorized, validly issued, fully paid and non-assessable.

4.7. Financing. The Parent has sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, this Agreement and pay the fees and expenses it incurs in connection with such transactions and obligations.

4.8. SEC Filings of Parent. Parent has timely filed with the SEC all reports required to be filed by it since January 1, 2003 (“SEC Filings”). The SEC Filings (a) complied in all Material respects with the requirements of the Securities Act and the Exchange Act , as the case may be at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and (b) did not as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

4.9. S-3 Eligibility. Parent is eligible to file with the SEC a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure).

ARTICLE 5

COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. Except as set forth in Schedule 5.1 of the Company Disclosure Schedule, prior to the Closing Date, except with the prior written consent of Parent or as expressly contemplated by this Agreement, the Company shall:

(a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract other than in the ordinary course of business and consistent with past practices; and not make any change in its methods of management, marketing, accounting (except as required by GAAP), or operations;

(b) obtain approval from Parent prior to undertaking any Material new business opportunity outside the ordinary course of business;

(c) confer at the request of Parent with one or more designated representatives of Parent to report Material operational matters and to report the general status of ongoing business operations;

(d) notify Parent of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property or other Material Assets;

(e) except as contemplated by this Agreement or otherwise disclosed in the Company Disclosure Schedule, not (i) grant any severance or termination pay to any current or former director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company except as contemplated herein, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than in the ordinary course of business salary increases for employees other than officers and directors), (v) declare or pay any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establish, adopt, or amend (except as required by applicable Law), any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(f) except in the ordinary course of business and consistent with past practices, not (i) create or incur any indebtedness and, even if in the ordinary course of business, then not in excess of $50,000 in the aggregate, or (ii) release or create any Liens of any nature whatsoever except for Permitted Liens;

(g) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $25,000 individually or $50,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(h) except as contemplated by this Agreement, pay, prepay or discharge any liability other than in the ordinary course of business or fail to pay any liability when due;

(i) write-off or write-down any Assets of the Company;

(j) not amend the Certificate of Incorporation, Bylaws or other governing instruments of the Company, except as contemplated by this Agreement;

(k) not make any changes in its accounting methods or practices or revalue its Assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(l) not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of the Company Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any the Company Stock, except for shares to be issued pursuant to the Company Options outstanding under the Option Plan;

(m) not make any loan or otherwise arrange for the extension of credit to any Employee or increase the aggregate amount of any loan currently outstanding to any Employee;

(n) not sell or otherwise dispose of any Material Asset or make any Material commitment relating to its Assets other than in the ordinary course of business or enter into or terminate any lease of real property other than in the ordinary course of business;

(o) not purchase or redeem, or agree to purchase or redeem, any security of the Company (including any share of Company Stock);

(p) not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, except for acceleration of Company Options pursuant to any outstanding agreements under the Option Plan or as otherwise contemplated herein, reprice options granted under any employee, consultant, director, or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(q) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of the Company, other than in the ordinary course of business consistent with past practice;

(r) not (i) enter into any new Material Contract, other than in the ordinary course of business consistent with past practices, or (ii) except as contemplated by this Agreement, Materially modify, amend or terminate any Material Contract to which the Company is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to Parent;

(s) not take any actions that could reasonably be expected to result in a Material Adverse Effect on the Company; or

(t) authorize any of, or commit or agree to take any of, the foregoing actions.

5.2. Stockholder Notices. The Company shall give, in a timely manner (and shall provide parent true and correct copies of) all notices required to be given under Section 605 of the NYBCL. The information distributed to the holders of shares shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.3. No Other Negotiations.

(a) As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition (as defined below) including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

(b) Neither the Company’s Board of Directors nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation or resolve to do so; or terminate its efforts to hold a Company Stockholder meeting or to obtain Company Stockholder consent.

5.4. Access. The Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, customers and personnel as Parent or its representatives may reasonably request. Except to the extent otherwise required by Law, Parent will hold any confidential information obtained pursuant to this Section 5.4 in accordance with the Confidentiality Agreement entered into between the Parent and the Company dated March 27, 2006 (the “Confidentiality Agreement”).

5.5. Company Employees. The Company shall use commercially reasonable efforts to cooperate with Parent to ensure that employees selected by Parent will become employees of Parent.

5.6. Cooperation. The Representative shall cooperate fully, as and to the extent reasonably requested by Parent or the Company, in connection with the filing of any of the Company’s tax returns and any audit, litigation or other proceeding with respect to the Taxes of the Company. Such cooperation by the Representative shall include the retention of records and information not otherwise in the possession of the Company, if any, which are reasonably relevant to any such audit, litigation or other proceeding and providing additional information and explanation regarding any such material provided hereunder. To the extent not otherwise in the possession of the Company, the Representative shall retain any books and records with respect to Company tax matters relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations. In addition, the Representative shall deliver to Parent all information relating to the Company Stockholders which may be required to be reported by Parent or the Exchange Agent to any Tax authority pursuant to Section 6043A of the Code, or any similar provision of Law, in connection with the transactions contemplated by this Agreement.

5.7. Insurance. The Company shall use its best commercial efforts to keep all policies of insurance listed on Schedule 3.17 in full force and effect until the Effective Time and shall notify Parent of any material change in such policies. The Company shall use its best commercial efforts to cooperate and coordinate with Parent to purchase and bind, at Parent’s expense, “tail coverage” or extended reporting endorsements for any “claims made” insurance policies as requested by Parent prior to the Effective Time, to the extent available.

ARTICLE 6

COVENANTS OF PARENT

6.1. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.2. Company Employees.

(a) Concurrently with the execution of this Agreement, Parent or an Affiliate of Parent shall offer employment to such employees of the Company employed as of the Closing (individually a “Company Employee” and collectively, the “Company Employees”) as the Parent shall determine in its sole discretion. Any such offer of employment shall be on such terms and conditions as the Parent and such employees shall agree and shall be conditioned on the Closing of the Merger.

(b) Nothing in this Section 6.2 shall be construed to impose upon Parent and its Affiliates any obligation to continue the employment of any Company Employee following the Effective Time.

(c) All Company Employees who accept employment with Parent shall continue in the Company’s existing benefit plans until such time as, in Parent’s reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. To the extent that Parent transitions Company Employees from the Company’s benefit plans to employee benefit plans and programs maintained by Parent or alternative benefits programs, from and after the Effective Time, Parent shall grant all employees of the Company credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the

Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by the Company Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent, and to the extent permitted under the applicable plan.

6.3. Post-Closing Operation of Company. During the period commencing on the Closing Date and continuing through October 31, 2009, Parent shall conduct the business of the Company, as such exists as of the Closing Date, in a commercially reasonable manner and in good faith; provided, however, that Parent shall:

(a) not be required to incur expenses, capital or otherwise, relating to the business of the Company in excess of the amount of expenses forecast in the Company Projections on a percentage of Revenue basis;

(b) not terminate any of the Key Employees without cause; and

(c) support the business of the Company in achieving its revenue goals; provided, further, that nothing in this Section 6.3(c) shall obviate the Parent’s rights under Section 6.3(a).

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

7.1. Notices of Certain Events. The Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development that would cause any representation or warranty made by a party hereunder to be untrue or inaccurate at or prior to the Effective Time; and

(d) any failure by a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(e) Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

7.2. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated herein, and except as may be required by applicable Law as advised by counsel, will not issue any such press release or make any such public statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement without the prior written consent of the other party.

7.3. Reasonable Efforts. The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, (C) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 10.1, so long as such party has up to then complied with its obligations under this Section 7.3.

7.4. Fees and Expenses. All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company. All fees and expenses incurred by the Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent. Fees and expenses incurred by any party in connection with the transactions contemplated by this Agreement shall include, without limitation, fees and expenses incurred for legal, financial, accounting and other advisors.

7.5. Registration Statement.

(a) Within thirty (30) days after the issuance of Parent Common Stock in connection with each Non-Contingent Payment and the Contingent Payment, Parent agrees to file with the SEC a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) (the “Registration Statement”) registering the resale of the shares of Parent Common Stock issued in connection with the Merger, to be made on a continuous basis pursuant to Rule 415 of the Securities Act. Copies of the Registration Statement shall be provided by the Parent to NASDAQ in accordance with its rules. For and in connection with the preparation and filing of the Registration Statement:

(i) Parent shall cause the Registration Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of NASDAQ and, in connection therewith shall furnish such information about itself and its business, its management and its financial condition and operating results, including its financial statements, and Parent and the Company shall otherwise cooperate with each other in connection with the preparation and filing of, the Registration Statement.

(ii) Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after it has been filed with the SEC and the Company shall provide Parent such cooperation therewith as the Parent may reasonably request.

(b) Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement.

(c) Review by the Company. The Company covenants and agrees that it shall use its commercially reasonable efforts to provide to Parent on a timely basis such consents, representations and information from the Company Stockholders as may reasonably be required by Parent in connection with the preparation and filing of a Registration Statement or related prospectus or any amendment or supplement thereto. Parent will, prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto, furnish to the Company copies of such Registration Statement and prospectus or any amendment or supplement thereto as proposed to be filed, together with exhibits thereto, which documents will be subject to review and approval by the Company (such approval not to be unreasonably withheld or delayed).

(d) Expenses. Parent shall pay all expenses of registration of any shares of Parent Common Stock, except brokerage commissions, legal expenses, and such other expenses as may be required by law to be paid by the Company Stockholders, which commissions and expenses shall be paid by the party by which such expenses are incurred.

(e) Notification. Parent will promptly notify the Company upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement or amendments or supplements to the Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the shares of Parent Common Stock registered pursuant to Section 7.5(a) for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that (or Parent otherwise becomes aware of any statement included in the Registration Statement, related prospectus or documents that is untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that), in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) Parent’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate (in which event Parent will promptly make available to the Representative any such supplement or amendment to the Registration Statement and, as applicable, the related prospectus).

(f) Restrictions. Upon written notice to the Representative, Parent may, not more often than two times during any Parent fiscal year, suspend use of a Registration Statement for a period of up to thirty (30) days, provided, that no such periods may occur consecutively, unless, in the good faith judgment of the Board of Directors of Parent, there is material nonpublic information the disclosure of which at that point in time would have a Material Adverse Effect on Parent. Any sales of shares of Parent Common Stock pursuant to a Registration Statement shall be subject to Parent’s insider trading policy and procedures, as applicable, and to be applied consistently with its application to other Parent employees.

7.6. Completion of Sideways Merger. Within forty-five (45) days following the Effective Time, Parent agrees, as part of a single plan to which the Merger is a part, to cause the Surviving Corporation to be merged with and into a newly-formed and wholly-owned subsidiary of Parent (“Newsub”) in accordance with the provisions of the DGCL (the “Sideways Merger”). Newsub shall be the surviving corporation in the Sideways Merger. For purposes of this Agreement, references to the Company following the Sideways Merger shall mean Newsub.

7.7. Required Approvals. Between the date of this Agreement and the Closing Date, each party shall use commercially reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons required to be obtained in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing, except as otherwise agreed to by the parties, no party will have any obligation to pay any material fee to any third party (not including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any consents or approvals.

ARTICLE 8

INDEMNIFICATION

8.1. Survival of Representations and Warranties. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until March 31, 2008, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period); provided, that the representations, warranties and covenants set forth in Sections 3.2, 3.4 and 3.9 (Authority; Capitalization; Taxes) hereof shall survive until the expiration of the statute of limitations applicable thereto (the “Fundamental Representations”). If written notice of a claim pursuant to Section 8.3 has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

8.2. Indemnification of Parent and Merger Sub.

(a) Subject to the limitations contained in this Article 8, the Company and the Company Payees, severally and not jointly, each in proportion to its respective Pro Rata Portion on the Closing Date, acting through the Representative, shall defend, indemnify and hold harmless, Parent, Merger Sub, Newsub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and reasonable attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, (ii) the breach of any covenant or agreement made by the Company in this Agreement, or (iii) except to the extent disclosed in the Company Disclosure Schedule, operations of the Company’s business prior to the Closing Date.

(b) The Company and the Company Payees, severally and not jointly, each in proportion to its respective Pro Rata Portion on the Closing Date, acting through the Representative, shall defend, indemnify and hold harmless Parent, Merger Sub, Newsub and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration inconsistent with the Merger Consideration Certificate, including, without limitation, holders of Appraisal Shares.

(c) No indemnification shall be payable with respect to Claims and Liabilities asserted pursuant to Sections 8.2(a) (exclusive of any claims for indemnification related to the Fundamental Representations ) to the extent the cumulative amount of all such Claims and Liabilities exceeds three million dollars ($3,000,000) (the “Indemnification Cap”).

(d) The Company hereby agrees and acknowledges that Parent may offset the Claims and Liabilities that may arise under this Section 8.2 by deducting any such amount from any of the Non-Contingent Payments (and specifically excluding the Closing Payment) or the Contingent Payment.

8.3. Claims Procedure. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee,

such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding, including a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party, it being understood that notices of claims in respect of a breach of a representation and warranty must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation and warranty. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee, which shall not be unreasonably withheld; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its Affiliates by the claimant and imposes no Material restrictions on the future activities of the Indemnitee and its Affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement and shall have no further liability to Indemnitee with respect to such claim. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after written notice and consultation with, but without the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

8.4. Basket. No indemnification pursuant to Section 8.2(a) (exclusive of any claims for indemnification related to the Fundamental Representations) shall be made unless the aggregate amount of Claims and Liabilities incurred by the Parent Indemnified Parties exceeds One Hundred Thousand Dollars ($100,000) with respect to subsections (i) and (ii) thereof, or Two Hundred Fifty Thousand Dollars ($250,000) with respect to subsection (iii) thereof (the “Threshold Amount”), provided, however, in the event Claims and Liabilities exceed the Threshold Amount, indemnification shall be made with respect to all Claims and Liabilities incurred, subject to the limitations contained in Section 8.2(c). Claims and Liabilities pertaining to subsections 8.2(a)(i) and (ii) shall be applied toward the Threshold Amount for such subsections as stated above only and Claims and Liabilities pertaining to subsection 8.2(a)(iii) shall be applied toward the Threshold Amount for such subsection as stated above only.

8.5. Additional Indemnification Provisions. The Company and the Parent agree for themselves and on behalf of their respective Affiliates that, with respect to each indemnification obligation contained in this Agreement or any other document executed in connection with the transactions contemplated hereby, all payments of Claims and Liabilities pursuant to Section 8.3 shall be net of any third-party insurance payable to or for the benefit of the Indemnitee from its own or its Affiliates’ insurance policies in connection with the facts giving rise to the right of indemnification. The Representative and the Parent shall take all reasonable actions to mitigate all Claims and Liabilities upon and after becoming aware of any event which could reasonably be expected to give rise to any Claims and Liabilities that are indemnifiable under this Article 8 or otherwise in this Agreement.

8.6. Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, the Parent’s and its Affiliates’ sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be to make claims against the then-unpaid portions of the Merger Consideration pursuant to the indemnification provisions set forth in this Article 8, including the Indemnification Cap, and that notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Parent or the Company, after consummation of the transaction contemplated hereby, to rescind this Agreement or any of the transactions herein, provided that nothing in this Agreement shall be deemed to constitute a waiver of any causes of action arising from intentionally fraudulent misrepresentation or deceit.

8.7. Representative.

(a) The Representative shall serve as the agent for and on behalf of the Company Stockholders (in their capacities as such) to: (i) receive, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, any Claims and Liabilities by any Indemnitee, against the Company and any Company Stockholders or by any such Company Stockholder against any Indemnifying Party or any other dispute between Parent and any Company Stockholder, in each case relating to this Agreement or the transactions contemplated hereby or thereby; and (ii) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Any and all Claims and Liabilities between or among any Indemnitee, the Representative and/or any one or more Company Stockholders relating to this Agreement or the transactions contemplated hereby shall in the case of any claim or dispute asserted by or against or involving any such Company Stockholder (in its capacity as such) (other than any claim against or dispute with the Representative), be asserted or otherwise addressed solely by the Representative on behalf of such Company Stockholder (and not by such Company Stockholder acting on its own behalf). The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the shares held by the Company Stockholders upon not less than ten days’ prior written notice to Parent. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders.

(b) The Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Representative while acting in good faith. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative. The Company Stockholders shall, severally and not jointly, on a pro rata basis, based on the number of shares of Company Common Stock issued and outstanding as of the Effective Time, indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including without limitation the legal costs and expenses of defending the Representative against any claim or liability in connection with the performance of the Representative’s duties.

(c) Notwithstanding anything herein to the contrary, the Representative is not authorized to, and shall not, accept on behalf of any holder of Company Stock any Merger Consideration to which such holder of Company Stock is entitled under this Agreement and the Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any holder of Company Stock unless the Representative is expressly authorized to do so in writing signed by the holder of Company Stock. In all matters relating to this Article 8, the Representative shall be the only party entitled to assert the rights of the holders of Company Stock and the Representative shall perform all of the obligations of the holders of Company Stock hereunder. Representative shall promptly, and in any event within five (5) business days, provide written notice to the affected of any action taken on their behalf by the Representative pursuant to the authority delegated to the Representative under this Section 8.7.

(d) The Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

ARTICLE 9

CONDITIONS TO MERGER

9.1. Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a) No Injunctions. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that each party shall have used its reasonable best efforts to prevent the entry of such orders or injunctions and to appeal as promptly as possible any such orders or injunctions and to appeal as promptly as possible any such orders or injunctions that may be entered.

(b) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and the NYBCL.

9.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Company in this Agreement and in any certificate or other written document delivered to Parent pursuant hereto that is not so qualified shall be true and correct in all Material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company including, without limitation, those set forth on Schedule 9.2(d), except for such consents, waivers, approvals, authorizations and orders, which if not listed in Schedule 9.2(d) and not obtained, and such filings, which if not listed in Schedule 9.2(d) and not made, would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company that has not been cured as of the Final Date.

(f) Letters of Offer. Parent shall have entered into letters of offer for employment, in the form approved by Parent, with each Company Employee set forth on Schedule 9.2(f) attached hereto.

(g) Non-Competition Agreements. Parent shall have entered into Non-Competition Agreements, in the form approved by Parent, with each Company Employee set forth on Schedule 9.2(g) attached hereto.

(h) Opinion of Counsel. Parent shall have received the opinion of the Company’s legal counsel, dated as of the Closing Date, in the form of Exhibit C attached hereto.

(i) Resignation of Officers and Directors. Parent shall have received letters of resignation from each of the officers and directors of the Company immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

(j) Dissenting Shares. Holders of no more than five percent (5%) of the shares of Company Stock shall have the right to demand appraisal of their shares as Dissenting Shares.

(k) Lender Consent. Parent shall have received the written consent of its senior lender, Wells Fargo Foothill, Inc.

(l) Citibank. The Company shall have paid all outstanding obligations under, and shall have terminated, that certain Relationship Ready Credit Account Agreement, dated June 14, 2005 between the Company and Citibank, N.A.

(m) Code Review. Parent shall have been provided with access and a reasonable opportunity to review the source code and product architecture for any Products that have been integrated into, or work in conjunction with, third party Intellectual Property, including, without limitation, the ACG Software, and Parent shall be reasonably satisfied with such review.

(n) Incentive Pool. Parent shall have received documentation that establishes a $3 million incentive pool for employees of the Company funded by Stephen B.C. Jackson and certain other Company Stockholders in such form and substance that is reasonably acceptable to Parent.

(o) Shareholder Notes Payable. The Company shall have paid in full all of its obligations under promissory notes payable by the Company to any of the Company Stockholders, including, without limitation, the promissory note payable to Mr. Jackson.

9.3. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company pursuant hereto that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other written document delivered to the Company that is not so qualified shall be true and correct in all Material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(c) Opinion of Counsel. The Representative shall have received the opinion of the Parent’s legal counsel, dated as of the Closing Date, in the form of Exhibit D attached hereto.

(d) Merger Consideration. Parent shall have delivered the portion of the Non-Contingent Payment deliverable at Closing.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual written agreement duly authorized by the Boards of Directors of the Company and Parent;

(b) by the Parent if the Company has breached any representation, warranty, covenant or agreement set forth in this Agreement or if any condition to the obligations of Parent or Merger Sub under this Agreement to be complied with or performed by the Company at or prior to the Closing shall not have been complied with at the time required for such compliance or performance and such breach or noncompliance or nonperformance shall not have been waived by Parent;

(c) by the Company if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in this Agreement or if any condition to the obligations of the Company under this Agreement to be complied with or performed by either Parent or Merger Sub at or prior to the Closing shall not have been complied with at the time required for such compliance or performance and such breach or noncompliance or nonperformance shall not have been waived by the Company;

(d) by either party if the required approval of the stockholders of the Company shall not have been obtained prior to the Final Date;

(e) by either party, if the Effective Time has not occurred on or before the Final Date, other than as a result of a breach of this Agreement by the terminating party; or

(f) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable.

10.2. Notice of Termination. Any termination of this Agreement under Section 10.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

10.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect (except as provided in Section 10.4) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement which shall survive termination of this Agreement in accordance with its terms.

ARTICLE 11

GENERAL PROVISIONS

11.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)    If to Parent or Merger Sub:

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, CA 92660

Attn: Senior Vice President of Corporate Development

Ph: (949) 719-2200

Fax: (949) 219-2199

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attn: K.C. Schaaf, Esq.

Ph: (949) 725-4155

Fax: (949) 725-4100

If to the Company:

Plan Data Management, Inc.

257 Park Avenue South,

New York, New York 10010

Ph: (212) 692-9494

Fax: (212) 692-9238

If to the Representative:

Stephen B.C. Jackson

1045 Park Avenue Apt 4C

New York, NY 10028

11.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the DGCL or NYBCL requires further approval by such stockholders without the further approval of such stockholders.

11.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

11.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.9. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

11.10. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of California as applied to contracts that are executed and performed in California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California (if the claim or action is initiated by Company) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party. Any party who delivers a signature page via facsimile agrees to later deliver an original counterpart to all other parties.

11.12. Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.13. Gender. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TRIZETTO GROUP INC., a Delaware corporation

By:	/s/ Jeffrey H. Margolis
Name:	Jeffrey H. Margolis
Title:	Chairman & Chief Executive Officer

PDM ACQUISITION CORP., a New York corporation

By:	/s/ Jeffrey H. Margolis
Name:	Jeffrey H. Margolis
Title:	Chairman & Chief Executive Officer

PLAN DATA MANAGEMENT INC., a New York corporation

By:	/s/ Stephen B. C. Jackson
Name:	Stephen B. C. Jackson
Title:	Managing Director

REPRESENTATIVE

By:	/s/ Stephen B. C. Jackson
Name:	Stephen B. C. Jackson

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement and Plan of Merger, have the following meanings:

“Adjustment” shall have the meaning as set forth in Section 2.7(a) of this Agreement.

“Affiliate” shall mean with respect to any Person, any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority, or other Person directly or indirectly controlling, controlled by or under common control with such Person, including all officers and directors of such Person.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition” shall have the meaning as set forth in Section 5.3 of this Agreement.

“Arbitrating Accountants” shall have the meaning as set forth in Section 2.8(b) of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 3.11 of this Agreement.

“Cash Balance” means cash on hand, cash on deposit with any financial institution, short-term investments, cash equivalents and similar funds, less the sum of all accrued payables and current and long-term debt that are not included in current liabilities for purposes of calculating Working Capital.

“Certificates” shall have the meaning as set forth in Section 2.6(b) of this Agreement.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Change of Control” means any consolidation or merger of the Parent with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Parent immediately prior to such consolidation, merger or reorganization, own less than 50% of the Parent’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Parent is a party in which in excess of fifty percent (50%) of the Parent’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Parent, or a sale, lease or other disposition of all or substantially all of the assets of the Parent, including an exclusive license of all or substantially all of the Parent’s technology or assets.

“Claims and Liabilities” shall have the meaning as set forth in Section 8.2(a) of this Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Closing Payment” shall have the meaning as set forth in Section 2.1(b)(i)(A).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning as set forth in the Preamble.

“Company Board Recommendation” shall have the meaning as set forth in Section 5.2 of this Agreement.

“Company Common Stock” means the common stock of the Company with a par value of $ per share.

“Company Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 3 of the Agreement delivered on or prior to the date hereof by the Company to Parent that is arranged in the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Company Employees” shall have the meaning as set forth in Section 6.2(a) of this Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.5(a) of this Agreement.

“Company Intellectual Property” means all Material Intellectual Property other than Material Intellectual Property that is the subject of Third Party Licenses.

“Company Option” or “Company Options” shall mean all outstanding options, warrants or other rights to purchase shares of Company Common Stock as of the Effective Time.

“Company Option Plan” shall mean the Company’s 2005 Equity Incentive Plan.

“Company Payees” shall mean the persons set forth on Schedule A-1.

“Company Projections” shall mean the financial projections of the Company for the fiscal years 2006 through 2009, a copy of which is attached to this Agreement as Schedule 3.5(f).

“Company Stockholders” shall mean each holder of Company Common Stock immediately prior to the Effective Time.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.4 of this Agreement.

“Consideration Statement” shall have the meaning as set forth in Section 2.1(b)(iii).

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Contingent Payment” shall have the meaning as set forth in Section 2.1(b)(ii)(A).

“Deemed Parent Closing Stock Price” shall have the meaning as set forth in Section 2.1(b)(i)(E).

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dispute Notice” shall have the meaning as set forth in Section 2.1(b)(iii).

“Dissenting Shares” shall have the meaning as set forth in Section 2.2(a) of this Agreement.

“DGCL” shall have the meaning as set forth in the Recitals of this Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended to date.

“Final Cash Balance” shall have the meaning as set forth in Section 2.7(a) of this Agreement.

“Final Date” means November 15, 2006.

“Final Working Capital Amount” shall have the meaning as set forth in Section 2.7(a) of this Agreement.

“Fourth Payment” shall have the meaning as set forth in Section 2.1(b)(i)(D) of this Agreement.

“Fourth Measurement Period” shall have the meaning as set forth in Section 2.1(b)(i)(D) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Governmental Authorization” shall have the meaning as set forth in Section 3.13 of this Agreement.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnification Cap” shall have the meaning as set forth in Section 8.2(c) of this Agreement

“Indemnifying Party” shall have the meaning as set forth in Section 8.3 of this Agreement.

“Indemnitee” shall have the meaning as set forth in Section 8.3 of this Agreement.

“Initial Measurement Date” shall have the meaning as set forth in Section 2.1(b)(i)(A).

“Intellectual Property” shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Products, Software, databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, proprietary data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

“Key Employees” shall mean Stephen Jackson, Jana Furda, Bill McCann, Kathy Frank, Rob McGinley, Steve Kaminsky, and John Demetropolis.

“Knowledge” means the actual knowledge of the Key Employees, in the case of the Company, or the actual knowledge of the executive officers of Parent, in the case of Parent, and in the case of the Company and Parent, the knowledge that any such persons, as a prudent business person, should have obtained in the conduct of his or her business.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such Asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a Material adverse effect on the condition (financial or otherwise), business, Assets, liabilities, operating results or prospects of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industries in which Company participates, the U.S. economy as a whole or foreign economies in any locations where Company or any of its Subsidiaries has material operations or sales (so long as the Company is not disproportionately affected thereby); (b) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, provided such agreements or benefits are disclosed to Parent under this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall mean the amounts payable pursuant to Section 2.1(b) of this Agreement.

“Merger Consideration Certificate” shall have the meaning set forth in Section 2.5 of this Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NASD” means National Association of Securities Dealers, Inc.

“NASDAQ” means the Global Market of The Nasdaq Stock Market, LLC.

“Non-Contingent Consideration” shall have the meaning as set forth in Section 2.1(b)(i).

“NYBCL” shall have the meaning as set forth in the Recitals of this Agreement.

“Open Source Software” means any software, or any portion thereof, in source code or object code, that is licensed, distributed or made available under any license or other distribution agreement (i) containing any of the following terms and conditions: (A) licensees of such software must have the right to copy, sell or give away such software or modifications or derivative works thereof without compensation to the licensor, (B) licensees of such software must receive or have available access to the source code for such software, (C) licensees of such software must have the right to modify and create derivative works of such software or (ii) that is certified by the Open Source Initiative or otherwise compliant with the most current version of the Open Source Definition as published by the Open Source Initiative. Open Source Software, without limitation, includes software licensed or distributed under any of the following licenses or licenses similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g. PERL), (3) the Mozilla Public License, (iv) the Netscape Public License, (4) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (5) the Sun Community Source License (SCSL), (6) an Open Source Foundation License (e.g. CDE and Motif UNIX user interfaces), and (7) the Apache Server license.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Closing Stock Price” shall have the meaning as set forth in Section 2.1(b)(i)(E).

“Parent Common Stock” means the common stock of the Parent with a par value of $.001 per share.

“Parent Disclosure Schedule” shall mean the written disclosure schedule pursuant to Article 4 of the Agreement delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Share Value” shall have the meaning as set forth in Section 2.1(c) of this Agreement.

“Permit” shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Products” means the Software products created, developed or owned by the Company and all related products as of the Closing Date, including any Intellectual Property related thereto.

“Pro Rata Portion” shall mean, with respect to each Company Payee, as set forth on Schedule A-1. The Pro Rata Portion of each Company Payee shall be set forth in the Merger Consideration Certificate.

“Registration Statement” shall have the meaning as set forth in Section 7.5(a) of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the Securities and Exchange Commission.

“Representative” shall have the meaning as set forth in the Preamble.

“Revenue” means revenue recognized in accordance with GAAP from any sale of the Products or Services in the ordinary course of business, consistent with past practices, whether by the Company, the Surviving Corporation, or their affiliates.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” shall have the meaning as set forth in Section 4.8 of this Agreement.

“Second Payment” shall have the meaning as set forth in Section 2.1(b)(i)(B).

“Second Measurement Period” shall have the meaning as set forth in Section 2.1(b)(i)(B).

“Securities Act” means the Securities Act of 1933, as amended to date.

“Services” means all service products created, developed or sold by the Company and all related services as of the Closing Date, including any Intellectual Property related thereto.

“Software” means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Target Working Capital Amount” means $300,000.

“Tax” or “Taxes” shall mean (i) all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including, without limitation, income, gross receipts, property, sales, abandoned property, use, license, excise, franchise, ad valorem, net worth, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to employees and subcontractors, together with all interest, penalties and additions imposed with respect to such amounts(ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Third Payment” shall have the meaning as set forth in Section 2.1(b)(i)(C).

“Third Measurement Period” shall have the meaning as set forth in Section 2.1(b)(i)(C).

“Transaction Documents” means the Agreement, the Confidentiality Agreement and the Non-Competition Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transaction Expenses” shall mean all accounting, legal and investment banking fees and costs and other fees and costs incurred by the Company in connection with the transactions contemplated by this Agreement through the Closing Date.

“Working Capital” shall mean current assets minus current liabilities, calculated as follows: (i) current assets means accounts receivable calculated in accordance with GAAP, and (ii) current liabilities shall mean (A) accounts payable and accrued payables calculated in accordance with GAAP, (B) unpaid Transaction Expenses, and (C) $150,000, representing the amount of anticipated debt to be incurred with the proposed purchase of certain information technology equipment.